Exhibit 99

DVS Highlights
[ PR Newswire  ·  2008-01-18 ]

MOUNTAIN VIEW, Calif., Jan. 18 /PRNewswire-FirstCall/ -- Digital Video Systems, Inc., or DVS, (Pink Sheets: DVID) -- Due to the divesture of investment in DVS Korea and Shanghai Fang Yuan Technology, and pending litigation against its former auditor for failure to complete required SEC financial reporting, the Board of Directors of DVS has directed a re-audit of fiscal year 2004.

A shareholders' meeting is planned and will be held after the completion of all of the required SEC reports including 10-K's and 10-Q's.

The Board of Directors of DVS also has directed management to investigate business opportunities on a worldwide basis.As a result, teams of research & development personnel are working at various locations, including US, Europe, and China, in their fields of expertise. A total of five patents are either in the process of applying or under review by patent attorneys as a result of this effort.

About Digital Video Systems, Inc.

Established in 1992, DVS is a publicly held company specializing in the development and application of digital video technologies enabling the convergence of data, digital audio,digital video and high-end graphics. DVS will focus in other high technology areas such as photonics, and environmental bio-energy. DVS is headquartered in Mountain View, California. Additional information may be obtained at http://www.dvsystems.com.

SafeHarbor Statement under the Private Securities Litigation Reform Act of 1995: Any statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. Other important factors that may cause actual results to differ include, but are not limited to, the financial performance of the Company and the success of future financing efforts, the effect of economic and business conditions, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Digital Video Systems, Inc. assumes no obligation to update these forward-looking statements, and does not intend to do so.

For further information please contact Digital Video Systems, Inc. at 650-938-8815.